EXHIBIT 99.1

StoneX Group Inc. Announces New Three-Year Credit Facility

NEW YORK, April 27, 2022 (GLOBE NEWSWIRE) – StoneX Group Inc. (NASDAQ: SNEX), today announced that it has agreed to amend its existing $401 million senior secured credit facility, to extend the maturity through April 2025 and to increase the size of the facility to $475 million. The existing facility, comprised of a $236 million revolving credit facility and a $165 million Term Loan A facility, is being amended to a $475 million revolving credit facility. This credit facility will continue to be used to finance working capital needs of StoneX Group Inc. and certain of its subsidiaries.

Sean O'Connor, CEO of StoneX, said, "Through increased support from our existing bank group as well as through a number of key new relationships, we are excited to announce the renewal and expansion of this important credit facility. With the support of this expanded group of bank partners, we look forward to continuing to expand our product offerings to our growing client base in the years to come.”

Bank of America Merrill Lynch, Bank of Montreal and Capital One, N.A. acted as Joint Lead Arrangers on the credit facility and participants include Signature Bank, CIBC Bank USA, BankUnited N.A, Arvest Bank, Bank of Hope, Barclays Bank PLC, Cadence Bank N.A., Webster Bank N.A., Citizens Bank N.A., Huntington National Bank, TriState Capital Bank, and Wintrust Financial Corporation.

About StoneX Group Inc.
StoneX Group Inc., through its subsidiaries, operates a global financial services network that connects companies, organizations, traders and investors to the global market ecosystem through a unique blend of digital platforms, end-to-end clearing and execution services, high touch service and deep expertise. The Company strives to be the one trusted partner to its clients, providing its network, product and services to allow them to pursue trading opportunities, manage their market risks, make investments and improve their business performance. A Fortune-500 company headquartered in New York City and listed on the Nasdaq Global Select Market (NASDAQ:SNEX), StoneX Group Inc. and its over 3,300 employees serve more than 52,000 commercial and institutional clients, and more than 370,000 active retail accounts, from more than 40 offices spread across five continents. Further information on the Company is available at www.stonex.com.

Further information on StoneX is available at www.stonex.com.

Contact
StoneX Group Inc.
Kevin Murphy
(212) 403-7296
kevin.murphy@stonex.com

SNEX-G